Exhibit 99.1
Westlake Chemical Partners Issues Statement on Lake Charles Operations
HOUSTON - August 27, 2020 - Westlake Chemical Partners LP (NYSE: WLKP) today issued a statement regarding Hurricane Laura, which made landfall near plants in the Lake Charles, Louisiana area owned by Westlake Chemical OpCo LP (“OpCo”), in which the Partnership owns a 22.8% interest.
The Partnership’s primary concern is for the safety of OpCo's employees. The employees who stayed at OpCo’s facilities during Hurricane Laura are safe. OpCo has been conducting equipment assessments, following Hurricane Laura’s overnight move through the area.
Following initial facility assessments, OpCo believes it has incurred limited physical damage. Restart of OpCo’s facilities, which OpCo shut down as a precautionary measure in advance of the storm, will primarily depend upon the availability of electricity, industrial gases, and other feedstocks.
“We do not expect any material impact to OpCo or to the Partnership as a result of Hurricane Laura as, pursuant to OpCo’s Ethylene Sales Agreement with affiliates of Westlake Chemical Corporation (“Westlake Sponsor”), Westlake Sponsor is obligated to pay a margin and fixed costs for 95% of OpCo’s budgeted ethylene production, even following a force majeure event,” said Albert Chao, president and chief executive officer of the Partnership’s general partner.
The statements in this release relating to matters that are not historical facts, such as the Partnership’s belief that OpCo’s facilities incurred limited physical damage and the anticipated restart of OpCo’s facilities, are forward-looking statements. These forward-looking statements could be adversely affected by a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. The Partnership’s expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. For more detailed information about the factors that could cause actual results to differ materially from the forward-looking statements contained herein, please refer to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020 and Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC in May 2020.

About Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.